EXHIBIT 23

                              Accountants' Consent



Board of Directors
First Kansas Financial Corporation:


We consent to the incorporation by reference in the registration statements (No. 333-81667 and No. 333-81699) on Form S-8 of First Kansas Financial Corporation and subsidiary of our report dated January 19, 2001 relating to the consolidated balance sheets of First Kansas Financial Corporation and subsidiary as of December 31, 2000 and 1999 and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for the years then ended, which report is incorporated by reference in the December 31, 2000 annual report on Form 10-KSB of First Kansas Financial Corporation and subsidiary.



                                             /s/KPMG LLP



March 15, 2001
Kansas City, Missouri